INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
Comcast Corporation
Philadelphia, Pennsylvania

We have audited the accompanying balance sheet of Comcast Corporation (formerly known as AT&T Comcast Corporation) as of December 31, 2001. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of Comcast Corporation (formerly known as AT&T Comcast Corporation) as of December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP


DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
April 29, 2002

                               COMCAST CORPORATION
                                 BALANCE SHEET
                               DECEMBER 31, 2001

Assets......................................................... $   --
                                                                ======
Stockholders' Equity

    Stock subscription receivable.............................. $   (2)

    Common stock, $.01 par value, authorized 100 shares;
      2 shares issued and outstanding.......................... $   --

    Additional capital......................................... $    2
                                                                ------
                                                                $   --
                                                                ======



See note to balance sheet.

                               COMCAST CORPORATION
                              NOTE TO BALANCE SHEET
                                DECEMBER 31, 2001

1.   ORGANIZATION

     On December 7, 2001, Comcast Corporation (formerly known as AT&T Comcast Corporation - formerly known as CAB Holdings Corp.) (the "Company") was incorporated under the laws of the State of Pennsylvania and was authorized to issue 100 shares of $.01 par value common stock. At that date of incorporation, the Company issued one share of its $.01 par value common stock to each of Comcast Holdings Corporation (formerly known as Comcast Corporation) ("Comcast Holdings") and AT&T Corp. ("AT&T") for $1 per share. The Company was organized to conduct, subsequent to the combination of Comcast Holdings and AT&T's Broadband division ("AT&T Broadband"), the business currently conducted by Comcast Holdings and AT&T Broadband.

     On December 19, 2001, Comcast Holdings and AT&T entered into an Agreement and Plan of Merger that will result in the combination of Comcast Holdings and AT&T Broadband. AT&T will spin off AT&T Broadband to its stockholders immediately prior to the combination. The combined company will also hold AT&T's approximate 25.5% interest in Time Warner Entertainment. The transaction is subject to customary closing conditions and regulatory approvals and is expected to close by the end of 2002.

     Upon completion of the combination of Comcast Holdings and AT&T Broadband, Comcast Holdings and an entity which will then own AT&T Broadband will be wholly-owned subsidiaries of the Company.

     From the date of inception on December 7, 2001 through December 31, 2001, the Company had no operations.